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Exhibit 99.1

600 Komas Drive Salt Lake City, UT 84108 USA	NEWS RELEASE For Immediate Release

Evans & Sutherland Reports Second Quarter 2004 Results

SALT LAKE CITY, UTAH, July 22, 2004—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today reported financial results for the second quarter ended July 2, 2004.

        Sales for the quarter were $16.8 million, up 5.0% from sales of $16.0 million for the second quarter of 2003. The second quarter of 2004 had a net loss of $2.3 million, or $0.22 per share, compared to a net loss of $5.1 million, or $0.49 per share for the second quarter of 2003.

Comments from James R. Oyler, President and Chief Executive Officer

        "Orders were stronger in the second quarter, increasing 33% from the first quarter of 2004 and contributing to an increase in backlog. However, a substantial portion of the orders came late in the quarter and consequently did not contribute to second quarter sales or gross profit. Nevertheless, our net loss for the second quarter of 2004 narrowed from the first quarter of 2004.

        "We completed the sale of a building which we no longer needed for operations, and the gain on that sale was included in the second quarter results. Most of this gain was offset by expenses incurred during the quarter to begin pre-production of our laser projector. Early orders for the laser projector have recently been announced for delivery in 2005 and 2006.

        "Cash on hand increased substantially during the quarter, enabling us to eliminate all short term debt just after the end of the period.

        "We expect orders to increase further in the third quarter, leading to profitability in the second half of 2004."

About Evans & Sutherland

        Evans & Sutherland produces professional hardware and software to create highly realistic visual images for simulation, training, engineering, and other applications throughout the world. E&S visual systems are used in both military and commercial systems, as well as planetariums and interactive theaters. Visit the E&S Web site at http://www.es.com.

Statements in this press release which are not historical, including statements regarding E&S's or management's intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that we expect orders to increase further in the third quarter leading to profitability in the second half of 2004, and that we expect early orders for our laser projector to be delivered in 2005 and 2006. It is important to note that E&S's actual results could differ materially from those in any such forward-looking statements. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S's SEC reports.

        E&S is a registered trademark of Evans & Sutherland Computer Corporation.

###

Contacts:
Investors Thomas Atchison Chief Financial Officer 801-588-1125 tatchiso@es.com	Media Joan Mitchell Public Relations Manager 801-588-1453 jmitchel@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003
		(As restated)		(As restated)
Sales	$16,816	$16,010	$34,606	$38,587
Cost of sales	10,955	9,924	21,863	24,922
Inventory impairment	—	—		14,566

Gross profit (loss)	5,861	6,086	12,743	(901)

Expenses:
Selling, general and administrative	6,052	6,906	12,138	14,163
Research and development	5,203	5,093	9,157	12,123
Restructuring charge (gain)	—	—	(491)	1,279
Impairment loss	—	—	—	1,151

Operating expenses	11,255	11,999	20,804	28,716

Gain on sale of assets held for sale	3,488	1,406	3,488	1,406
Gain on sale of assets	—	—	155	—

Operating loss	(1,906)	(4,507)	(4,418)	(28,211)
Other expense, net	(334)	(498)	(824)	(1,338)

Loss before income taxes	(2,240)	(5,005)	(5,242)	(29,549)
Income tax expense (benefit)	58	119	96	(149)

Net loss	$(2,298)	$(5,124)	(5,338)	$(29,400)

Basic and diluted net loss per share	$(0.22)	$(0.49)	$(0.51)	$(2.81)

Number of shares used in net loss per share calculation	10,495	10,469	10,491	10,464

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(In thousands)

Unaudited

	July 2, 2004	Dec. 31, 2003
Assets
Cash and restricted cash	$12,370	$10,479
Net receivables, billed and unbilled	21,770	33,220
Inventories	13,921	15,973
Other assets	7,494	9,595
Net property, plant and equipment	22,814	24,115

Total assets	$78,369	$93,382

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$18,284	$20,972
Other liabilities	49,787	56,844
Stockholders' equity	10,298	15,566

Total liabilities and stockholders' equity	$78,369	$93,382

BACKLOG

(In thousands)

Unaudited

July 2, 2004	Dec. 31, 2003
$68,952	$64,684

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Evans & Sutherland Reports Second Quarter 2004 Results